Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference the Registration Statements of Nephros, Inc. on Form S-8 filed on August 5, 2005 and December 21, 2007 (Registration Statements No. 333-127264 and No. 333-148236, respectively) and this Registration Statement on Form S-8 of Nephros, Inc. of our report dated March 4, 2013 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated balance sheets of Nephros, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows in the two year period ended December 31, 2012.

/s/ Rothstein Kass

Roseland, New Jersey

May 14, 2013